Pricing Supplement No. J243
To the Underlying Supplement dated June 24, 2010
Product Supplement No. JPM-II dated March 25, 2009,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 February 10, 2012
Credit Suisse AG
Structured Investments	Credit Suisse $8,138,000 Review Notes due February 27, 2013 Linked to the S&P 500® Index
General
•
The notes are designed for investors who seek early exit prior to maturity at a premium if, on any Review Date, the closing level of the S&P 500® Index is equal to or greater than the Call Level for that Review Date. If the notes are not automatically called, investors are protected against a decline of up to 10% in the Index as of the final Review Date but will lose some or all of their investment if the Index has declined by more than 10% from the Initial Index Level. Investors in the notes must be willing to accept this risk of loss of investment, and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a premium payment if the notes are called. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	The first Review Date, and therefore the earliest date on which a call may be initiated, is May 22, 2012.†
•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing February 27, 2013.†
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•
The notes priced on February 10, 2012 (the “Pricing Date”) and are expected to settle on February 15, 2012. Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Index:	The S&P 500® Index (the “Index”). For additional information on the Index, see “The Reference Indices—The S&P Indices—The S&P 500® Index” in the accompanying underlying supplement.
Automatic Call:
If the Index closing level on any Review Date is greater than or equal to the Call Level for that Review Date, the notes will be automatically called for a cash payment per $1,000 principal amount of notes that will vary depending on the applicable Review Date and call premium.

Review Dates:†	May 22, 2012 (first Review Date), August 22, 2012 (second Review Date), November 21, 2012 (third Review Date) and February 22, 2013 (final Review Date).
Call Level:	The Call Level for each Review Date equals the Initial Index Level.
Payment if Called:
For every $1,000 principal amount of notes, you will be entitled to receive, on the third business day following the applicable Review Date, one payment of $1,000 plus the product of $1,000 and the applicable call premium, calculated as follows:
•       $1,000 + ($1,000 × 2.55%) if called on the first Review Date
•       $1,000 + ($1,000 × 5.10%) if called on the second Review Date
•       $1,000 + ($1,000 × 7.65%) if called on the third Review Date
•       $1,000 + ($1,000 × 10.20%) if called on the final Review Date
Any payment on the notes is subject to our ability to pay our obligations as they become due.

Payment at Maturity:
If the notes are not called you will receive $1,000 per $1,000 principal amount of notes that you hold at maturity if, as of the final Review Date, the Final Index Level has declined by 10% or less from the Initial Index Level. If, as of the final Review Date, the Final Index Level has declined by more than 10% from the Initial Index Level, you will lose 1.1111% of the principal amount of your notes for every 1% that the Index declines below 10% of the Initial Index Level and your payment per $1,000 principal amount of notes will be calculated as follows:
$1,000 + [$1,000 × (Index Return + 10%) × 1.1111]
If the notes are not called and the Final Index Level is less than the Initial Index Level by more than 10%, you will lose some or all of your investment at maturity. Any payment on the notes is subject to our ability to pay our obligations as they become due.

Index Return:	The performance of the Index from the Initial Index Level to the Final Index Level calculated as follows:
Final Index Level – Initial Index Level
Initial Index Level
If the notes have not been called, the Index Return will be negative.
Buffer Amount:	10%
Initial Index Level:	1342.64
Final Index Level:	The closing level of the Index on the final Review Date.
Maturity Date:†	February 27, 2013
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22546TMM0

† The final Review Date is subject to postponement and the determination of the closing level for the Index on each Review Date, other than the final Review Date, is subject to postponement if such date is not an underlying business day or as a result of a market disruption event, as described in the accompanying product supplement under “Description of the Securities-Market disruption events.” The Maturity Date is subject to postponement if such date is not a business day or if the final Review Date is postponed because such date is not a business day or as a result of a market disruption event.
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000.00	$10.00	$990.00
Total	$8,138,000.00	$5,380.000	$8,056,620.00
(1) Certain fiduciary accounts will pay a purchase price of $990.00 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will forgo fees for sales to fiduciary accounts. The placement agents received a fee from Credit Suisse or one of our affiliates of $10.00 per $1,000 principal amount of notes.
The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$8,138,000.00	$932.61

J.P.Morgan
Placement Agent
February 10, 2012

Additional Terms Specific to the Notes

You should read this pricing supplement together with the underlying supplement dated June 24, 2010, the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated June 24, 2010:

http://www.sec.gov/Archives/edgar/data/1053092/000104746910006110/a2199225z424b2.htm

•	Product supplement No. JPM-II dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003141/a2191822z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the ‘‘Company,’’ ‘‘we,’’ ‘‘us,’’ or ‘‘our’’ refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

Hypothetical Examples of Amounts Payable upon Automatic Call or Redemption at Maturity

The following table and examples illustrate the hypothetical total return (which is simple, not compounded) on the notes that would be realized on the applicable Review Date for a range of movements in the Index, reflecting an assumed Initial Index Level of 1340, as shown under the column “Index Level at Review Date.” The table and examples below are based on the following additional assumptions:

•
The call premiums used to calculate the call price applicable to the first, second, third and final Review Dates are 2.55%, 5.10%, 7.65% and 10.20%, respectively, regardless of the appreciation of the Index, which may be significant;

•	The Call Level for each Review Date is equal to 1340; and

•	The “Total Return” as of any Review Date assumes that each Index closing level on all earlier Review Dates was not greater than or equal to the Call Level applicable to such Review Date.

There will be only one payment on the notes, whether automatically called or redeemed at maturity. An entry of “N/A” indicates that the notes would not be called on the applicable Review Date and no payment would be made for such date. The hypothetical amounts payable on the notes set forth below are for illustrative purposes only. The actual amounts payable applicable to a purchaser of the notes will be based on the Index closing level on each relevant Review Date.
Index Level at Review Date	Percentage Change in the Level of the Index at Review Date	Total Return at First Review Date	Total Return at Second Review Date	Total Return at Third Review Date	Total Return at Final Review Date
2412.00	80.00%	2.55%	5.10%	7.65%	10.20%
2278.00	70.00%	2.55%	5.10%	7.65%	10.20%
2144.00	60.00%	2.55%	5.10%	7.65%	10.20%
2010.00	50.00%	2.55%	5.10%	7.65%	10.20%
1876.00	40.00%	2.55%	5.10%	7.65%	10.20%
1742.00	30.00%	2.55%	5.10%	7.65%	10.20%
1608.00	20.00%	2.55%	5.10%	7.65%	10.20%
1474.00	10.00%	2.55%	5.10%	7.65%	10.20%
1340.00	0.00%	2.55%	5.10%	7.65%	10.20%
1273.00	-5.00%	N/A	N/A	N/A	0.00%
1206.00	-10.00%	N/A	N/A	N/A	0.00%
1139.00	-15.00%	N/A	N/A	N/A	-5.56%
1072.00	-20.00%	N/A	N/A	N/A	-11.11%
938.00	-30.00%	N/A	N/A	N/A	-22.22%
804.00	-40.00%	N/A	N/A	N/A	-33.33%
670.00	-50.00%	N/A	N/A	N/A	-44.44%
536.00	-60.00%	N/A	N/A	N/A	-55.56%
402.00	-70.00%	N/A	N/A	N/A	-66.67%
268.00	-80.00%	N/A	N/A	N/A	-77.78%
134.00	-90.00%	N/A	N/A	N/A	-88.89%
0.00	-100.00%	N/A	N/A	N/A	-100.00%

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Index increases from the Initial Index Level of 1340 to an Index closing level of 1474 on the first Review Date. Because the Index closing level on the first Review Date is greater than the Call Level, the notes are automatically called, and the investor receives a single payment of $1,025.50 per $1,000 principal amount of notes. There will be no further payments on the notes.

Example 2: The level of the Index decreases from the Initial Index Level of 1340 to an Index closing level of 1072 on the first Review Date and reaches 1340 on the second Review Date. Because (a) the Index closing level on the first Review Date was less than the applicable Call Level and (b) the Index closing level on the second Review Date was equal to the applicable Call Level, the notes are called on the second Review Date, and the investor receives a single payment of $1,051.00 per $1,000 principal amount of notes. There will be no further payments on the notes.

Example 3: The level of the Index decreases from the Initial Index Level of 1340 to an Index closing level of 1072 on the first Review Date, 1206 on the second Review Date and reaches 1340 on the third Review Date. Because (a) the Index closing level on the first Review Date and the second Review Date was, in each case, less than the applicable Call Level, and (b) the Index closing level on the third Review Date was equal to the applicable Call Level, the notes are called on the third Review Date, and the investor receives a single payment of $1,076.50 per $1,000 principal amount of notes. There will be no further payments on the notes.

Example 4: The level of the Index decreases from the Initial Index Level of 1340 to an Index closing level of 1072 on the first Review Date, 1206 on the second Review Date, 1072 on the third Review Date and 1474 on the final Review Date. Because (a) the Index closing level on first Review Date, second Review Date and third Review Date was, in each case, less than the applicable Call Level, and (b) the Final Index Level was greater than the applicable Call Level, the notes are called on the final Review Date, and the investor receives a single payment of $1,102.00 per $1,000 principal amount of notes.

Example 5: The level of the Index decreases from the Initial Index Level of 1340 to an Index closing level of 1072 on the first Review Date, 1206 on the second Review Date, 1072 on the third Review Date and 1206 on the final Review Date. Because (a) the Index closing level on first Review Date, second Review Date, third Review Date and final Review Date was, in each case, less than the applicable Call Level, and (b) the Final Index Level has not declined by more than 10% from the Initial Index Level, the notes are not called and the Payment at Maturity is $1,000 per $1,000 principal amount of notes.

Example 6: The level of the Index decreases from the Initial Index Level of 1340 to an Index closing level of 1072 on the first Review Date, 1206 on the second Review Date, 1072 on the third Review Date and 1072 on the final Review Date. Because (a) the Index closing level on the first Review Date, second Review Date, third Review Date and final Review Date was, in each case, less than the applicable Call Level, and (b) the Final Index Level has declined by more than 10% from the Initial Index Level, the notes are not called and the Payment at Maturity is $888.89 per $1,000 principal amount of notes, calculated as follows:

$1,000 + [$1,000 × (-20% + 10%) × 1.1111] = $888.89

Selected Purchase Considerations

•
STEP-UP APPRECIATION POTENTIAL — If the Index closing level is greater than or equal to the Call Level on a Review Date, your investment will yield a payment per $1,000 principal amount of notes equal to $1,000 plus: (i) 2.55% x $1,000 if called on the first Review Date; (ii) 5.10% × $1,000 if called on the second Review Date; (iii) 7.65% × $1,000 if called on the third Review Date or (iv) 10.20% × $1,000 if called on the final Review Date. Because the notes are our senior unsecured obligations, the payment of any amount, whether due to an automatic call or a Payment at Maturity, is subject to our ability to pay our obligations as they become due.

•
POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF THE AUTOMATIC CALL FEATURE — While the original term of the notes is one year, the notes will be called before maturity if the Index closing level is equal to or greater than the applicable Call Level on any Review Date and you will be entitled to receive, on the third business day following such Review Date, the applicable payment corresponding to that Review Date as set forth on the cover of this pricing supplement.

•
LIMITED PROTECTION AGAINST LOSS — If the notes are not called and the Final Index Level declines by 10% or less from the Initial Index Level, you will be entitled to receive the full principal amount of your notes at maturity. If on the final Review Date, the Final Index Level has declined by more than 10% from the Initial Index Level, for every 1% that the Index has declined beyond 10% from the Initial Index Level, you will lose an amount equal to 1.1111% of the principal amount of your notes.

•
DIVERSIFICATION OF THE S&P 500® INDEX — The return on the notes is linked to the S&P 500® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Index, see the information set forth under “The Reference Indices—The S&P Indices—The S&P 500® Index” in the accompanying underlying supplement.

•
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS — Please refer to ‘‘Material U.S. Federal Income Tax Considerations’’ in this pricing supplement for a discussion of material U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index or any of the component stocks of the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT — If the notes are not called and the Final Index Level has declined by more than 10% from the Initial Index Level, you will lose 1.1111% of your principal amount for every 1% decline in the Final Index Level from the Initial Index Level beyond the 10% Buffer Amount. Unlike ordinary debt securities, the notes do not pay interest and do not guarantee any return of the principal amount at maturity.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the notes will be based on the performance of the Index, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the notes, and therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

•
LIMITED RETURN ON THE NOTES — Your potential gain on the notes will be limited to the call premium applicable for a Review Date, as set forth on the cover of this pricing supplement, regardless of the appreciation in the Index, which may be significantly greater than the applicable call premium. Because the Index closing level at various times during the term of the notes could be higher than the Index closing level on the Review Dates and at maturity, you may receive a lower payment if the notes are automatically called or redeemed at maturity, as the case may be, than you would if you had invested directly in the Index.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment on any Review Date or at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the stocks that comprise the Index.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — In addition to the level of the Index on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Index;

o	the time to maturity of the notes;

o	the dividend rate on the stocks underlying the Index;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the stocks underlying the Index or stock markets generally and which may affect the level of the Index; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on the Review Dates) could adversely affect the value of the Index and, as a result, could decrease the possibility of your notes being automatically called or the amount you may receive on the notes at maturity. For more information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graph sets forth the historical performance of the S&P 500® Index based on the closing levels of the Index from January 1, 2007 through February 10, 2012. The closing level of the Index on February 10, 2012 was 1342.64. We obtained the closing levels below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on any Review Date. We cannot give you assurance that the performance of the Index will result in any return of your investment. Any payment on the notes is subject to our ability to pay our obligations as they become due.

For additional information about the S&P 500® Index, see the information set forth under “The Reference Indices—The S&P Indices—The S&P 500® Index” in the accompanying underlying supplement.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as a prepaid forward contract, with respect to the Index, that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid forward contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that securities with a term of more than one year constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse. However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations. It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Legislation Affecting Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”), a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” generally are certain payments attributable to withholdable payments. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act’s withholding regime will apply to withholdable payments made after December 31, 2013, and to passthru payments made after December 31, 2014. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2013 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding the possibility that any portion of the return with respect to the securities could be characterized as dividend income and be subject to U.S. withholding tax.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a “dividend equivalent” payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax. A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). In the case of payments made after March 18, 2012, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS. Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security. Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend. If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders (and certain U.S. entities that may be specified in future IRS guidance) with an interest in any “specified foreign financial asset” to file an annual report on new IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations). Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person. Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision. The IRS has suspended the requirement to file IRS Form 8938 with income tax returns for returns that are filed before the date of release of IRS Form 8938. However, following the release of IRS Form 8938, U.S. Holders for which the filing of IRS Form 8938 has been suspended for a taxable year will be required to attach IRS Form 8938 for each suspended taxable year to their next income tax or information return required to be filed with the IRS. Penalties apply to any failure to file IRS Form 8938. Additionally, in the event a U.S. Holder does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMS LLC and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMS LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents received a fee from Credit Suisse or one of our affiliates of $10.00 per $1,000 principal amount of notes and will forgo fees for sales to fiduciary accounts. For additional information, see “Underwriting” in the accompanying product supplement.

Credit Suisse